UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2019

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2019, The Goodyear Tire & Rubber Company filed a Current Report on Form 8-K announcing the election of Thomas L. Williams to its Board of Directors. At that time, Mr. Williams had not yet been appointed to any committees of the Board of Directors. We are filing this Item 5.02 information to provide Mr. Williams’ committee assignments.

Effective on April 9, 2019, Mr. Williams was named to the Audit Committee and the Committee on Corporate Responsibility and Compliance of the Board of Directors.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Goodyear Tire & Rubber Company’s Annual Meeting of Shareholders was held on April 8, 2019 (the “Annual Meeting”). At the Annual Meeting, 193,119,297 shares of common stock, without par value, or approximately 83% of the 232,264,013 shares of common stock outstanding and entitled to vote at the Annual Meeting, were present in person or by proxies.

Set forth below are the matters acted upon by Goodyear shareholders at the Annual Meeting, and the final voting results on each matter.

1.    Election of Directors. Thirteen persons were nominated by the Board of Directors for election as directors of Goodyear, each to hold office for a one-year term expiring at the 2020 annual meeting of shareholders and until his or her successor is duly elected and qualified. Each nominee was an incumbent director, no other person was nominated, and each nominee was elected. There were 24,375,854 broker non-votes with respect to each nominee. The votes cast for or against, as well as abstentions with respect to, each nominee were as follows:

Name of Director	Shares of Common Stock Voted For	Shares of Common Stock Voted Against	Abstentions
James A. Firestone	164,071,581 (97.2%)	4,309,237 (2.6%)	362,625 (0.2%)
Werner Geissler	166,731,057 (98.8%)	1,660,795 (1.0%)	351,591 (0.2%)
Peter S. Hellman	165,438,377 (98.0%)	2,960,772 (1.8%)	344,294 (0.2%)
Laurette T. Koellner	165,429,765 (98.0%)	2,968,054 (1.8%)	345,624 (0.2%)
Richard J. Kramer	158,040,547 (93.7%)	10,219,463 (6.1%)	483,433 (0.3%)
W. Alan McCollough	158,822,634 (94.1%)	9,566,180 (5.7%)	354,629 (0.2%)
John E. McGlade	164,495,124 (97.5%)	3,897,942 (2.3%)	350,377 (0.2%)
Michael J. Morell	165,578,534 (98.1%)	2,817,592 (1.7%)	347,317 (0.2%)
Roderick A. Palmore	164,227,982 (97.3%)	4,165,565 (2.5%)	349,896 (0.2%)
Stephanie A. Streeter	165,615,285 (98.1%)	2,791,775 (1.7%)	336,383 (0.2%)
Thomas H. Weidemeyer	161,140,919 (95.5%)	7,243,002 (4.3%)	359,522 (0.2%)
Michael R. Wessel	164,784,947 (97.7%)	3,650,417 (2.2%)	308,079 (0.2%)
Thomas L. Williams	163,008,355 (96.6%)	5,383,402 (3.2%)	351,686 (0.2%)

2.    Advisory vote regarding the compensation of named executive officers. An advisory resolution that the shareholders approve the compensation of Goodyear’s named executive officers was submitted to, and voted upon by, the shareholders. There were 152,843,893 shares of common stock voted in favor of, and 15,378,260 shares of common stock voted against, said resolution. The holders of 521,290 shares of common stock abstained and there were 24,375,854 broker non-votes. The resolution, having received the affirmative vote of the holders of at least a majority (90.9%) of the votes cast “for” and “against” the matter at the Annual Meeting, was adopted.

3.    Ratification of appointment of independent registered public accounting firm. A resolution that the shareholders ratify the action of the Audit Committee in selecting and appointing PricewaterhouseCoopers LLP as the independent registered public accounting firm for Goodyear for the year ending December 31, 2019 was submitted to, and voted upon by, the shareholders. There were 186,987,237 shares of common stock voted in favor of, and 5,737,903 shares of common stock voted against, said resolution. The holders of 394,157 shares of common stock abstained and there were no broker non-votes. The resolution, having received the affirmative vote of the holders of at least a majority (80.5%) of the shares of common stock outstanding and entitled to vote at the Annual Meeting, was adopted.

4.    Shareholder proposal. A resolution requesting that the Chairman of the Board be an independent member of the Board of Directors was submitted to, and voted upon by, the shareholders. There were 51,410,312 shares of common stock voted in favor of, and 116,794,066 shares of common stock voted against, said resolution. The holders of 539,065 shares of common stock abstained and there were 24,375,854 broker non-votes. The resolution, having failed to receive the affirmative vote of the holders of at least a majority (22.1%) of the shares of common stock outstanding and entitled to vote at the Annual Meeting, was not adopted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: April 12, 2019	By	/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and Secretary